EXHIBIT 99.1
400 Centre Street, Newton, MA 02458-2076	tel: (617) 964-8389 fax: (617) 969-5730

FOR IMMEDIATE RELEASE	Contact: Timothy A. Bonang Manager of Investor Relations (617) 796-8149 www.hptreit.com

Hospitality Properties Trust Announces Extension of Senior Notes Exchange Offer

Newton, MA (May 22, 2007): Hospitality Properties Trust (NYSE: HPT), or the Company, today announced that it has extended to 5:00 p.m., New York City time, on June 5, 2007, its offer to exchange its 5.625% Senior Notes due 2017 that have been registered under the Securities Act of 1933 for any and all of its outstanding 5.625% Senior Notes due 2017 that were issued on March 12, 2007 in a private offering. The exchange offer had been scheduled to expire at 5:00 p.m., New York City time, on May 21, 2007. As of 5:00 p.m., New York City time, on May 21, 2007, approximately $294 million in aggregate principal amount of notes (out of $300 million aggregate principal amount outstanding) had been tendered in the exchange offer.

This press release shall not constitute an offer to purchase or exchange nor the solicitation of an offer to exchange any securities. The exchange offer is being made solely by the Company’s prospectus dated April 23, 2007, including any supplements thereto, and is subject to certain conditions specified therein. Except for the extension of the expiration date, all other terms, conditions and provisions of the exchange offer remain effective as of the date hereof.

For additional information about the exchange offer, including requests for assistance or copies of the prospectus referred to above, contact the Exchange Agent, U.S. Bank National Association, U.S. Bank West Side Flats Operations Center, 60 Livingston Avenue, Attn: Specialized Finance, St. Paul, MN 55107 (Facsimile 651-495-8158; Telephone: 800-934-6802).

Holders of notes who do not tender before 5:00 p.m., New York City time, on June 5, 2007, will continue to hold unregistered securities and will have no right to compel the registration of their notes under the Securities Act of 1933.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.